Exhibit 16.1

April 24, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE:   Dispatch Auto Parts Inc.
         File Ref No 000-51818

Dear Sir/Madam,

We have read the statements included in the Form 8-K, dated April 24, 2007, for Dispatch Auto Parts Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our replacement as the principal independent accountants and our audit for the year ended June 30, 2006 and for the period from March 4, 2005 (inception) through June 30, 2005 and the review for the interim periods ended September 30, 2006, December 31, 2006. We do not have disagreement with Dispatch Auto Parts Inc. during the two most recent fiscal years through the date of April 24, 2007.

We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement with another CPA.

Very truly yours,

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP

Rochester, New York